Attachment
RULE 10f-3 REPORT FORM

Additional Information for paragraph (d)commission or spread comparable recent offerings:

	Comparison # 1 	Comparison # 2 	Comparison # 3 	Comparison # 4	Comparison # 5
Security	BUCY	BLKB	IDIX
	BUCYRUS INTL, INC	BLACKBAUD, INC	IDENIX PHARMACEUTICALS, INC
Date Offered	7/22/2004	7/21/2004	7/21/2004
Offering Price 	18
Spread ($)	1.26
Spread (%)	7.00
Type of Security	COMMON STOCK		COMMON STOCK
Rating or Quality	N/A	N/A	N/A
Size of Issue	$193,500,000.00 	$64,790,232.00 	$81,200,000.00
Total Capitalization of Issuer	$205.96 million	$348.29 million	$668.92 million



Note:  Minimum of two comparisons must be completed for each purchase.
B-1